UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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Chatham Lodging Trust
(Name of Registrant as Specified In Its Charter)

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2

222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 15, 2019

TO OUR SHAREHOLDERS:
The Annual Meeting of Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Company’s offices located at 222 Lakeview Avenue, 1st Floor, Palms Room, West Palm Beach, Florida 33401, on Wednesday, May 15, 2019, at 9:00 a.m., Eastern Time, for the following purposes:
1. To elect seven trustees of the Company to hold office for a one-year term and until their respective successors as trustees are duly elected and qualified;
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2019;
3. To hold an advisory vote on executive compensation as disclosed in these materials; and
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on March 15, 2019, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present at the meeting in person or by proxy. Any shareholder who executes a proxy and later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted. Proxies are revocable in accordance with the procedures set forth in this Proxy Statement.
There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully and vote. Your cooperation is appreciated because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.
On or about April 1, 2019, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2019 Proxy Statement and 2018 Annual Report and vote online. Registered shareholders will be furnished a printed copy of the 2019 Proxy Statement and 2018 Annual Report by mail.
BY ORDER OF THE BOARD OF TRUSTEES,
ERIC KENTOFF
Corporate Secretary
West Palm Beach, Florida
March 27, 2019

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 15, 2019

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Trustees of the Company (the “Board of Trustees” or the “Board”) to be voted at the Annual Meeting of Shareholders to be held on May 15, 2019, or at any adjournment or postponement thereof (the “Annual Meeting”). The individuals named as proxies are Dennis Craven and Eric Kentoff. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 1, 2019 to shareholders of record at the close of business on March 15, 2019 (the “Record Date”).
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1	FOR each of the nominees for trustee listed in these materials and on the proxy;

2	FOR the ratification of the selection of the Company’s independent registered public accountants; and

3	FOR the approval, on an advisory non-binding basis, of the compensation of the Company's named executive officers as disclosed in these materials.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 46,558,610 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of trustees.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 15, 2019. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2018. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request the materials. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the U.S. Securities and Exchange Commission, are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future annual meetings of shareholders in printed or email form.

A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of trustees, the affirmative vote of a plurality of the votes cast is required to elect a trustee.
With respect to proposal 2, the ratification of the selection of the Company’s independent registered public accountants, the affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of the Company’s independent registered public accountants.
With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.
If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Nominees for Election at the Annual Meeting

The terms of office for our trustees, Miles Berger, Edwin B. Brewer, Jr., Thomas J. Crocker, Jack P. DeBoer, Jeffrey H. Fisher, C. Gerald Goldsmith, Mary Beth Higgins, Robert Perlmutter, and Rolf E. Ruhfus will each expire at the Annual Meeting. The Nominating and Corporate Governance Committee recommended for nomination, and the Board has nominated, each of Ms. Higgins and Messrs. Brewer, Crocker, DeBoer, Fisher, Perlmutter and Ruhfus to serve as trustees of our Company for one-year terms expiring at the 2020 annual meeting of shareholders and until their successors are duly elected and qualified. Messrs. Berger and Goldsmith are not seeking reelection and thus will retire from our Board of Trustees upon the expiration of their terms. Neither Mr. Berger’s nor Mr. Goldsmith’s decision to not seek re-election to the Board was due to any disagreement with the Company relating to its operations, policies or practices. The Board of Trustees resolved to decrease the size of the Board from nine trustees to seven trustees, effective at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named below.
Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s common shares represented by the enclosed proxy will be voted FOR the election of the nominees to serve as trustees until the 2020 annual meeting and until their successors are elected and qualified. Each of the nominees has indicated his willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.
The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.
The following table and biographical descriptions set forth information with respect to the seven trustee nominees for election at the Annual Meeting whose terms of office will expire at the Annual Meeting, and the continuing trustees, whose terms of office will expire at our 2020 annual meeting of shareholders.

Trustee Nominees for Election at the Annual Meeting (If Elected, Term will Expire at the 2020 Annual Meeting of Shareholders)

Name	Age	Position
Edwin B. Brewer, Jr.	56	Trustee
Thomas J. Crocker	65	Trustee
Jack P. DeBoer	88	Trustee
Jeffrey H. Fisher	63	Chairman, President and Chief Executive Officer
Mary Beth Higgins	61	Trustee
Robert Perlmutter	57	Trustee
Rolf E. Ruhfus	74	Trustee

Trustees Not Seeking Reelection at the Annual Meeting (Terms will Expire at the 2019 Annual Meeting of Shareholders)
Name	Age	Position
Miles Berger	88	Trustee
C. Gerald Goldsmith	90	Trustee

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
(IF ELECTED, TERMS WILL EXPIRE IN 2020)
Edwin B. Brewer, Jr.

 Mr. Brewer has been a trustee of the Company since January 2017. Prior to March 2018, he was an Executive Director – US Student Housing with Greystar Real Estate Partners. He served as executive vice president, chief financial officer and treasurer of Educational Realty Trust, Inc. (NYSE: EDR) from August 2014 – September 2018. From 2007 through 2012, Mr. Brewer served as executive vice president and chief financial officer for Sedgwick Claims Management Services, Inc., the leading provider of technology-enabled claims and productivity management solutions. He was responsible for internal and external financial reporting, income taxes, real estate, budgeting, treasury and internal auditing. From 1983 to 2007, Mr. Brewer worked at PricewaterhouseCoopers where he rose to the position of partner with a client base focused on public and private real estate investment trusts ("REITs", and each a "REIT"). A certified public accountant (inactive), Mr. Brewer has a bachelor’s degree in commerce and business administration from the University of Alabama. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Brewer should serve as a trustee due to his financial expertise and extensive experience with REITs  as a Chief Financial Officer of a former NYSE-listed REIT and that he should serve on the Audit Committee due to his role as Chief Financial Officer of a publicly traded REIT and his experience auditing hotel REITs.

Thomas J. Crocker

Mr. Crocker has been a trustee of the Company since the completion of our initial public offering ("IPO") in April 2010. He is Founding Partner and principal investor of Crocker Partners, LLC, a privately held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P., and other real estate ventures. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a NYSE-listed REIT which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a NYSE-listed REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers USA Trust ("Innkeepers") from February 1997 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Crocker should serve as a trustee due to his extensive experience leading his own REITs, his understanding of financial markets, and his considerable acquisitions experience.

Jack P. DeBoer

Mr. DeBoer has been a trustee of the Company since the completion of our IPO in April 2010. He is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Additionally, Mr. DeBoer is the Chairman of WaterWalk International, owner of the WaterWalk hotel apartments brand. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 2002 until early 2018, Mr. DeBoer was the Chairman of WoodSpring, formerly Value Place, which sold to Choice Hotels in January 2018. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. DeBoer should serve as a trustee due to his extensive experience specific to the extended stay hotel industry.

Jeffrey H. Fisher

Mr. Fisher has been our Chairman of the Board, Chief Executive Officer and President since our formation in October 2009. Mr. Fisher is also the majority shareholder of Island Hospitality Management, LLC (“IHM”), a firm he founded in 2007 that currently manages 168 hotels for hotel owners (including 81 of the hotels owned by our two joint ventures with affiliates of Colony, Inc. ("Colony"), the entity formed by the merger of Colony Capital, Inc. ("Colony"), NorthStar Asset Management Group Inc. (“NSAM”), and NorthStar Realty Finance Corp. (“NorthStar”)) and all of our wholly owned hotels. From 1994 to 2007, Mr. Fisher was Chairman, Chief Executive Officer and President of Innkeepers, a lodging REIT he founded and took public in 1994. During this time, Mr. Fisher also served as Chairman and majority shareholder of Innkeepers Hospitality, a privately-owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June 2007 to Apollo Investment Corporation at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA). The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Fisher should serve as a trustee due to his extensive experience in the limited service and extended-stay hotel industry segments both on the ownership and management sides.

Mary Beth Higgins

Ms. Higgins has been a trustee of the Company since December 2018. She currently serves as the interim Chief Financial Officer and Chief Operating Officer of Affinity Gaming Inc. ("Affinity"), a nine casino multi-jurisdictional gaming company. In her current roles, she is responsible for the day to day operations of the casinos as well as all aspects of the company’s accounting, finance and investor relation functions. Before joining Affinity, she served from 2017-2018 as CFO of VICI Properties, a REIT spin off from Caesars Entertainment, and prior to that as CFO for Caesars Entertainment Operating Company from 2014-2017. For the 17 years prior to that, Ms. Higgins served as CFO at companies such as Global Cash Access Holdings, Inc., Herbst Gaming, Inc., and Camco, Inc. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Ms. Higgins should serve as a trustee due to her extensive experience in finance, including with respect to REITs.

Robert Perlmutter

Mr. Perlmutter has been a trustee of the Company since the completion of our IPO in April 2010. Prior to April 2018, he was a Senior Executive Vice President and Chief Operating Officer with The Macerich Company, a publicly traded REIT. He joined Macerich in 2012 as Executive Vice President of Leasing. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers in 2011. From 1983 to 1988, Mr. Perlmutter worked as an investment analyst for Heitman Financial Services, Ltd. in its acquisitions and dispositions division. From 1988 to 1990, he served as President of Heitman Financial, in which capacity he was responsible for overseeing all of the company’s acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to 20 directly managed malls and 29 joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company and is a former board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Perlmutter should serve as a trustee due to his extensive experience in real estate development, acquisitions and dispositions that is relevant to the Company’s own growth strategy and that he should serve on the Compensation Committee due to his previous role as Senior Executive Vice President and Chief Operating Officer in a publicly traded REIT and his experience with complex compensation issues.

Rolf E. Ruhfus

Mr. Ruhfus has been a trustee of the Company since the completion of our IPO in April 2010. He is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which also owns the Archer hotel brand and, in 2011, sold 20 hotels to Hyatt Hotels. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the boards of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007.  The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Ruhfus should serve as a trustee due to his extensive experience specific to the limited service and extended stay hotel industry segments that correlate with our own strategy.

TRUSTEES NOT SEEKING REELECTION

Miles Berger

Mr. Berger has been the lead independent trustee of the Company since the completion of our IPO in April 2010. He has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger served on the Board of Trustees of Universal Health Realty Income Trust, a publicly traded health care REIT, from December 1998 through June 8, 2017. Mr. Berger also served on the Board of Directors of Medallion Bank until June 30, 2016 and served on the boards of numerous philanthropic organizations. Mr. Berger also served on the Board of Trustees of Innkeepers USA Trust, then a NYSE-listed company ("Innkeepers") from September 1994 until Innkeepers’ sale in June 2007.

C. Gerald Goldsmith

 Mr. Goldsmith has been a trustee of the Company since the completion of our IPO in April 2010. He has been an independent investor and financial advisor since 1976 and has served as a director of several banks and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.
Biographical Information Regarding Named Executive Officers Who Are Not Trustees

Dennis M. Craven — Executive Vice President and Chief Operating Officer

Mr. Craven, age 47, is our Executive Vice President and Chief Operating Officer. He joined the Company as Chief Financial Officer on September 9, 2010 and was promoted to Chief Operating Officer effective June 1, 2015. Mr. Craven previously served as Executive Vice President and Chief Financial Officer of Innkeepers from March 2006 until the Innkeepers sale in June 2007. Following the acquisition, he continued to serve as Chief Financial Officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as Senior Vice President and Chief Accounting Officer of Independent Bank in Memphis. Prior to that, he served as Vice President and Controller, and later Vice President and Chief Accounting Officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT that was sold in 2003. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Peter Willis — Executive Vice President and Chief Investment Officer

Mr. Willis, age 51, is our Executive Vice President and Chief Investment Officer. He joined our Company in October 2009 prior to our IPO. Mr. Willis has over 23 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in 18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts.
Mr. Willis also held positions with The Parker Company, an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the U.S.
Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.

Jeremy Wegner — Senior Vice President and Chief Financial Officer

Mr. Wegner, age 43, is our Senior Vice President and Chief Financial Officer. He joined our Company on June 1, 2015. Mr. Wegner has a significant track record of involvement in more than $50 billion of mergers, acquisitions and equity and debt financings. Prior to joining the Company, he served as Vice President of Mergers and Acquisitions for Starwood Hotels & Resorts Worldwide from July 2012 to May 2015 where he was responsible for identifying and executing merger, acquisition and divestiture opportunities.

From September 2008 to June 2012, he was a Senior Vice President in the real estate investment banking group at Barclays
Capital Inc., and from October 2001 to September 2008, he was a Senior Vice President in the real estate investment banking group at Lehman Brothers thus covering the lodging sector for over ten years. Mr. Wegner began his career as an analyst in the investment banking group at Credit Suisse in 1998. Mr. Wegner received a Bachelor of Arts degree in Economics from Brown University in 1998.

Trustee Independence

Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and as the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•	a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	(i) a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•	a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•	a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Miles Berger, Edwin B. Brewer, Jr., Thomas J. Crocker, Jack P. DeBoer, C. Gerald Goldsmith, Mary Beth Higgins, Robert Perlmutter, and Rolf E. Ruhfus. We presently have nine trustees, including these eight independent trustees. After the Annual Meeting, we will have seven trustees (six of whom will be independent trustees), including all of the above mentioned trustees except for Messrs. Berger and Goldsmith who are not seeking reelection and will retire at the end of their terms.

Committees of the Board

Our Board of Trustees has established an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect. In 2018, the Audit Committee met four times, the Compensation Committee met three times, and the Nominating and Corporate Governance Committee met two times.  With the retirements of several trustees effective as of the Annual Meeting, the Company will have some vacancies on one or more committees. The Company will convene a meeting of the full Board of Trustees at the first meeting after the Annual Meeting to reconsider committee assignments and fill all vacancies.

Audit Committee

Our Audit Committee currently consists of Messrs. Brewer (Chair), Berger and DeBoer, however, Mr. Berger will not be seeking reelection and will cease serving on the Audit Committee as of the date of the 2019 Annual Meeting of Shareholders. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Brewer, an independent trustee, is the Chair of our Audit Committee and our Board of Trustees has determined that he is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Perlmutter (Chair), Berger and Goldsmith, however, Messrs. Berger and Goldsmith will not be seeking reelection and will cease serving on the Compensation Committee as of the date of the 2019 Annual Meeting of Shareholders. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders. The Compensation Committee may form and delegate authority to subcommittees when appropriate, provided that all of the members of such subcommittees qualify as independent per NYSE rules and regulations

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Crocker (Chair) and Goldsmith, however, Mr. Goldsmith will not be seeking reelection and will cease serving on the Nominating and Corporate Governance Committee as of the date of the 2019 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates to fill vacancies on the Board and for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the Board for adoption the committee’s selection criteria for trustee nominees. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board of Trustees based on various criteria, including a nominee’s experience, skills, accomplishments, background, age, gender and diversity, and then reviews those qualifications in the context of the current composition of our Board and the evolving needs of our business.

 In 2018, the Nominating and Corporate Governance Committee amended its committee charter to emphasize that gender diversity as a qualification shall be a priority in the committee's process. In addition, the committee recommended, and the full Board approved, the appointment of Mary Beth Higgins as a trustee in December 2018 and she is seeking reelection at this 2019 Annual Meeting of Shareholders.

As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Nominating and Corporate Governance Committee conducts an annual review of the Board with respect to the composition of the Board as a whole and the diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the Board. This self-assessment process requires each trustee to complete a detailed questionnaire regarding governance issues such as board composition, board support, and committee performance. The Nominating and Corporate Governance Committee reviews the assessments and reports to the full Board of Trustees at the next scheduled meeting.

Shareholders may make recommendations of potential trustee nominees, in accordance with the procedures set forth in our bylaws, to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information for evaluation by our Board or our Nominating and Corporate Governance Committee. Nominees recommended by shareholders will be evaluated in the same manner as those recommended by the Nominating and Corporate Governance Committee.

Shareholder Advisory Resolutions

During our 2018 annual meeting of shareholders, shareholders voted on an advisory, non-binding resolution to approve executive compensation (“Say on Pay”) with approximately 95% of votes cast at that meeting in favor of the Company’s executive compensation. The Board of Trustees and the Compensation Committee both regarded this advisory vote as a statement by the shareholders of their support of the Company's executive compensation program. After the 2017 Annual Meeting, the shareholders voted on an advisory, non-binding resolution to approve holding the Say on Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable. Shareholders will again have the opportunity to vote on the frequency of the Say on Pay vote at the 2023 Annual Meeting.

Code of Business Conduct

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of this Code of Business Conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401. The Code of Conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the Company’s Chief Executive Officer, Chief Financial Officer or Controller, we will disclose (on our website or in a Current Report on Form 8-K filed with the SEC) the nature of the amendment or waiver, its effective date and to whom it applies.

Shareholder Outreach

  The Board of Trustees values the views and opinions of our shareholders and believes strong corporate governance practices demand regular outreach and conversations with our shareholders.  We understand the vital role of effective communication with our shareholders. As part of that understanding, management actively engages with shareholders at numerous investor road shows, industry and investment community conferences, and meetings with analysts. We also respond to individual shareholders who express interest in our business. Specifically, we communicated with various shareholders who supported increasing diversity representation on our Board of Trustees.

Policy on Voting Regarding Trustees

Our Board of Trustees has adopted a policy on voting regarding trustees that requires, at any meeting of shareholders at which members of the Board of Trustees are to be elected by the shareholders in an uncontested election, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board, no later than two weeks after the certification of the voting results, a written offer to resign from the Board of Trustees. An uncontested election is one in which the number of individuals who have been nominated for election as a trustee is equal to, or less than, the number of trustees to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board of Trustees whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why shareholders cast “withheld” votes for the trustee, (ii) the qualifications of the trustee and (iii) whether the trustee’s resignation from the Board of Trustees would be in our best interest and the best interests of our shareholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the trustee until the next relevant meeting of shareholders, (ii) an undertaking to seek a replacement trustee, or (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board of Trustees.

Any trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.

If a trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of trustees constituting the Board of Trustees. The Board of Trustees will determine the treatment of any compensation due or payable to the resigning trustee.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

We will disclose publicly the Board of Trustees’ decision, the process by which the decision was made and, if applicable, the reasons for rejecting a resignation offer, in a Current Report on Form 8-K filed with the SEC.

Strong Corporate Governance Practices

We have made strong corporate governance a priority. The following table highlights some of the key elements of our corporate governance practices.

Corporate Governance Highlights

☑ Gender diversity on Board	☑ Stock ownership guidelines for trustees, chief executive officer and named executive officers
☑ Majority voting policy	☑ No trustee attended < 75% of the Board/Committee meetings in 2018

☑ CEO Succession Plan	☑ Non-staggered Board

☑ No shareholder rights plan or “poison pill”	☑ Policy prohibiting hedging or pledging of our stock

☑ 8 of our 9 existing trustees are independent (will be 6 of 7 after Annual Meeting)	☑ Compensation “clawback” policy

☑ Lead independent trustee (currently, Mr. Berger and will be Mr. Perlmutter after Annual Meeting)	☑ Strong pay-for-performance philosophy

☑ All standing committees consist solely of independent trustees	☑ Adopted guidelines for self-evaluation of the Board, the Committees of the Board, and each trustee

☑ Regular executive sessions of independent trustees	☑ Comprehensive Code of Business Conduct and Corporate Governance Guidelines

☑ Expanded shareholder outreach and engagement

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Perlmutter (Chair), DeBoer and Goldsmith. None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor have any of our trustees serving on our Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serve as a member of the board of trustees (or board of directors) or compensation committee of any entity that has one or more executive officers serving on our Board of Trustees.

Trustee Compensation

For service to the Company in 2018, each of our independent trustees was paid a trustee’s fee of $100,000 (Ms. Higgins was appointed in late December and did not earn any 2018 trustee fees). The trustees who served as our lead independent trustee, Audit Committee Chairman, Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman were paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees, other than the additional fees paid for service as the lead trustee or Chairman of one of our committees, are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of such fees in the form of our common shares. In January 2019, common share grants were made to each independent trustee for the common share component of their 2018 Board compensation. Trustees who are employees of the Company receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

The following table sets forth information with respect to the compensation of our independent trustees for 2018.

Name(1)	Fees Earned or Paid in Cash ($)	Share Awards ($) (2)	Total
Miles Berger	60,000	50,000	110,000
Edwin B. Brewer, Jr.	60,000	50,000	110,000
Thomas J. Crocker	5,000	100,000	105,000
Jack P. DeBoer	—	100,000	100,000
C. Gerald Goldsmith	50,000	50,000	100,000
Mary Beth Higgins(3)	—	—	—
Robert Perlmutter	7,500	100,000	107,500
Rolf E. Ruhfus	50,000	50,000	100,000

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table located elsewhere in this proxy statement.
(2)
Amounts reflect the full grant date fair value of common shares granted during 2018, calculated in accordance with Accounting Standards Codification ("ASC") 718. Under our 2011 Equity Incentive Plan, as amended and restated in 2013 (our “Equity Incentive Plan”), we granted 2,787 common shares in January 2019 to each of independent trustees Berger, Brewer, Goldsmith, and Ruhfus as one-half of the trustee’s annual fee at a market value of $50,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. In addition, we granted 5,574 common shares in January 2019 to each of independent trustees Crocker, DeBoer and Perlmutter who each elected to receive his entire trustee fee in common shares. Those shares had a market value of $50,000 on the grant date, based on the closing price for shares of our common stock on the NYSE on such day. All payments for serving as chairmen of Committees or as lead independent trustee were paid in cash. See “Trustee Compensation” above.

(3)	Ms. Higgins was appointed to the Board of Trustees in late December 2018 and did not earn any 2018 trustee fees.

Narrative Disclosure to Trustee Compensation Table

Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.

Shareholder Communications to the Board

Shareholders and interested parties may contact an individual trustee, the Board as a group, or a specified Board committee or group, including the non-employee trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, FL 33401 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Trustees met six times. All members of the Board attended 75% or more of the Board meetings and meetings of the committees on which he served either in person or by conference call. As set forth in our Corporate Governance Guidelines, trustees are invited and encouraged to attend meetings of shareholders. All of our trustees attended last year’s annual meeting of shareholders in person.

Leadership Structure and Risk Oversight

Management is responsible for the day-to-day management of risks we face. The Board of Trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. Our Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our Nominating and Corporate Governance Committee oversees corporate governance risks and our Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, including an assessment of Island Hospitality's performance as manager of our hotels, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.

Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Berger has been appointed lead independent trustee and the Board of Trustees has determined that Mr. Perlmutter will take over for Mr. Berger following his resignation. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as both our Chairman and our Chief Executive Officer because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to serve as lead independent trustee, to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer also serve as our Chairman may cause management to have undue influence on our Board of Trustees. As lead independent trustee, Mr. Berger presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.

The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk including cybersecurity and information security risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board of Trustees materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 15, 2019 by (i) each of our trustees, (ii) each of our named executive officers, Messrs. Fisher, Craven, Willis and Wegner ("NEOs" and each an "NEO"), (iii) each holder known to us to own more than 5% of our common shares based upon filings made with the SEC and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).
Unless otherwise indicated, the address of each named person is 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. No shares beneficially owned by any NEO or trustee have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned (1)		Percent of Class
BlackRock, Inc.	8,165,998	(2)	17.5%
The Vanguard Group	5,239,323	(3)	11.2%
Fuller & Thaler Asset Management, Inc.	2,802,686	(4)	6.0%
Jeffrey H. Fisher	1,082,375	(5)	2.3%
Dennis M. Craven	194,963	(6)	*
Peter Willis	135,669	(7)	*
Robert Perlmutter	43,166	(8)	*
Jeremy Wegner	41,604	(9)	*
Jack P. DeBoer	39,890		*
Thomas J. Crocker	36,390		*
Miles Berger	31,347		*
C. Gerald Goldsmith	27,315	(10)	*
Rolf E. Ruhfus	25,347		*
Edwin B. Brewer, Jr.	12,584	(11)	*
Mary Beth Higgins	5,000		*
All executive officers and trustees as a group (12 persons)	1,675,650	(12)	3.6%

* Represents less than 1% of our common shares outstanding

(1)	The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The numbers of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table are current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of March 15, 2019 based on 46,558,610 common shares outstanding. The amount shown includes the total number of common shares issuable upon redemption of long-term incentive plan ("LTIP") units. The total number of common shares outstanding used in calculating the percentage ownership of each person assumes that all LTIP units held by such person are exchanged on a one-for-one basis and that none of the LTIP units held by other persons are for common shares.
(2)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on January 24, 2019 by BlackRock, Inc., a Delaware corporation (“BlackRock”), and affiliates reporting ownership of these common shares as of December 31, 2018. BlackRock has sole voting power over 7,969,351 common shares, shared voting power over no common shares, sole dispositive power over 8,165,898 common shares, and shared dispositive power over no common shares. BlackRock has its principal business office at: 55 East 52nd Street, New York, New York 10055.
(3)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. a Pennsylvania corporation (“Vanguard”), and affiliates reporting ownership of these shares as of December 31, 2018. Vanguard has sole voting power over 86,692 common shares, shared voting power over 62,369 common shares, sole dispositive power over 5,136,376 common shares, and shared dispositive power over 102,947 common shares. Vanguard has its principal business office at: 100 Vanguard Blvd., Malvern, PA 19355.
(4)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 14, 2019 by Fuller & Thaler Asset Management, Inc., a California corporation (“Fuller & Thaler”), and affiliates reporting ownership of these common shares as of December 31, 2018. Fuller & Thaler has sole voting power over 2,747,366 common shares, shared voting power over no common shares, sole dispositive power over 2,802,686 common shares, and shared dispositive power over no common shares. Fuller & Thaler has its principal business office at: 411 Borel Avenue, Ste 300, San Mateo, CA 94402.
(5)	This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares. The number of common shares includes 390,730 LTIP units.
(6)	The number of common shares includes 109,020 LTIP units.
(7)	The number of common shares includes 67,436 LTIP units.
(8)	Mr. Perlmutter's 43,166 common shares are owned under the name of The Robert D. Perlmutter Revocable Trust U/A/D 10/1/83.
(9)	The number of common shares includes 32,655 LTIP units.
(10)	Mr. Goldsmith has sole voting power over 14,585 common shares, shared voting power over 12,730 common shares, sole dispositive power over 14,585 common shares, and shared dispositive power over 12,730 common shares.
(11)	This amount includes 2,299 shares held jointly by Mr. Brewer and his spouse.
(12)	The number of common shares includes 599,841 LTIP units.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following section describes the objectives and features of our executive compensation program for our named executive officers ("NEOs"). For 2018, our NEOs and their titles were as follows:

Executive	Title
Jeffrey H. Fisher	Chairman, President & Chief Executive Officer
Dennis M. Craven	Executive Vice President & Chief Operating Officer
Peter Willis	Executive Vice President & Chief Investment Officer
Jeremy Wegner	Senior Vice President & Chief Financial Officer
Our compensation program for our NEOs consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•	Long-term incentives, in the form of both time-based and performance-based restricted share and LTIP unit awards;

•	Health and welfare benefits; and

•	Severance arrangements under the executives’ employment agreements.

 We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to our NEOs. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to the Company.
Role of the Compensation Committee in Compensation Decisions
The Compensation Committee has primary responsibility for setting and approving (either as a committee or together with the Company’s other independent trustees as directed by the Board of Trustees) the compensation of our Chief Executive Officer and reviewing and approving the compensation for our other executive officers in a manner that is effective and consistent with our overall executive compensation strategy. As part of that responsibility, the Compensation Committee reviews on an individual basis the performance of our executive officers. As part of its process for reviewing the performance of our executive officers, the Compensation Committee has considered the recommendations of a compensation consultant engaged by the Compensation Committee. The Compensation Committee also makes recommendations to the Board of Trustees with respect to the Company’s incentive compensation plans and equity-based plans and performs the administrative functions assigned to it under such plans.
 Historically, the Compensation Committee has reviewed compensation levels for our executive officers near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again near the end of such fiscal year to review the actual performance of our company and executive officers, at which time it typically makes determinations with respect to annual cash bonuses and long-term equity incentive compensation in the form of time-based and performance-based restricted shares and/or LTIP units. As part of its annual review of the compensation paid to our executive officers, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance, the experience level of the executive in his or her current position, unique skills, future potential, internal pay equity, the compensation levels of competitive jobs within our peer group (further explained below), our financial performance and financial condition, the execution of our business strategies, the impact of compensation determinations on our fiscal budgets and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon the compensation element, market conditions, corporate priorities and individual circumstances.
The Compensation Committee also reviews and approves annually the compensation of our independent trustees. In setting independent trustee compensation, our Board of Trustees generally considers the compensation practices and levels for directors paid by our peer group and by other lodging REITs, as well as the expected time commitment from the independent trustees in such year.

Role of Compensation Consultants in Compensation Decisions

For 2016, 2017 and 2018, the Compensation Committee engaged an independent compensation consultant, FTI Consulting, Inc. (the “Compensation Consultant”), to prepare a report recommending compensation levels for our NEOs as compared with a peer group of 13 primarily hotel REITs that are recognized as leading hotel REITs with similar strategies and potential investors. The Compensation Committee has determined that the Compensation Consultant meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

The companies comprising our peer group are:
Executive Compensation Peer Group

Ticker Symbol
Apple Hospitality REIT, Inc.	APLE
Ashford, Inc.	AINC
Chesapeake Lodging Trust	CHSP
CorePoint Lodging Inc.	CPL
DiamondRock Hospitality Company	DRH
Hersha Hospitality Trust	HT
Park Hotels & Resorts Inc.	LHO
Pebblebrook Hotel Trust	PEB
RLJ Lodging Trust	RLJ
Ryman Hospitality Properties Inc.	RHP
Summit Hotel Properties, Inc.	INN
Sunstone Hotel Investors, Inc.	SHO
Xenia Hotels & Resorts, Inc.	XHR

Compensation Philosophy of Compensation Consultant Recommendations

In developing its compensation recommendations for the Company, the Compensation Consultant aggregates publicly-available compensation data presented in the most recent proxy statement for each of the peer companies. The Compensation Consultant also considers several external-market factors including sensitivity to anticipated year-end adjustments in the REIT industry that is based on conversations with many REIT compensation committees, REIT executives and information shared through cooperation with other consulting firms. Using this information, the Compensation Consultant projected 2018 compensation for each named executive in the peer group. Lastly, because the Company’s Equity Market Capitalization is on the lower end of its peers, the Compensation Consultant provides size adjusted peer group data utilizing a regression calculation based on revenue. This is critical to ensure that the recommendations made by the Compensation Committee properly balance compensation for the executive officers given the Company’s smaller size relative to its peer group. This size adjustment decreases the recommended compensation. The Compensation Consultant does not include the enterprise value of the Company's underlying joint ventures which understates the role the Company's NEOs have as the primary asset manager of the joint ventures.

Elements of Named Executive Officer Compensation

Annual base salary

Base salary is designed to compensate our NEOs throughout each year with a fixed component of compensation reflecting the executive’s experience, role, and responsibilities. Generally, REIT executives only receive periodic base salary adjustments. Based on the recommendations of the Compensation Consultant, the Compensation Committee recommended and the full Board approved annual base salaries for 2018 for Messrs. Fisher, Craven, Willis and Wegner of $625,000, $400,000, $355,000 and $300,000, respectively.  Salaries will be unchanged for 2019.

Annual cash bonus

Beginning in 2017, upon the recommendation of the Compensation Committee, the Board adopted a modified 2017 cash bonus program tied to the achievement of strategic performance goals and individual objectives more consistent with prevailing market practices.

The annual cash bonus program is intended to compensate each NEO for achieving our annual goals at both the corporate and individual levels. In 2017, 50% of the annual cash bonus opportunity for the executive officers was based on the achievement of objective Company performance criteria, 25% was based on the achievement of specified individual goals, and the remaining 25% was based on the Compensation Committee’s discretion. In 2018, to further align the bonus program with specific performance, upon the recommendation of the Compensation Committee, the Board further modified the cash bonus program so that 60% of the annual cash bonus opportunity for the executive officers was based on the achievement of objective Company performance criteria, 20% was based on the achievement of specified individual goals, and the remaining 20% was based on the Compensation Committee’s discretion.

The following table shows the metrics and weightings of the 2018 annual cash bonus program for the executive officers:

		2018 Annual Cash Bonus Targets
Performance Criteria	Weighting	Threshold	Target	Maximum	Calculated
AFFO per share	60%	$1.74	$1.87	$2.00	$1.96
Individual Performance	20%
Discretionary	20%

 AFFO Per Share

Target 2018 AFFO per share was based on the mid-point of the Company's original guidance for 2018 which did not assume any hotel acquisitions, dispositions or equity capital markets activity. Calculated AFFO per share adjusts the actual AFFO per share for the impact of these items.

 Individual Performance

For 2018, the Compensation Committee considered the achievement of individual goals, established in early 2018, for each NEO. Each NEO has individual goals that were designed to be specific, measurable, achievable, relevant and time-bound. The goals were set forth to enhance the execution of the Company’s strategic efforts in 2018 and were established pertaining to other corporate initiatives, processes, opportunities or efficiencies. Each goal was given a weighting which took into consideration the significance of the goal to the Company's strategies.

 Discretionary Performance

The discretionary component of the annual cash bonus is a fully subjective component determined by the Committee. When assessing the discretionary component of the annual cash bonus, the Committee took into consideration the Company’s overall performance, each NEO’s individual performance outside of the individual goals and their individual contributions to the Company’s overall success. Additional key performance accomplishments in 2018 included:

• Calculated AFFO per share of $1.95 per share, above the full range of its original guidance, driven by RevPAR growth of 0.9% that was at the upper-end of its guidance range.
• Acquired two high quality new hotels in higher growth markets.
• Refinanced the Company's unsecured credit facility.
• Maintained overall leverage at 34.7% in 2018, providing the ability to acquire or develop additional hotels in 2019 and 2020.
•  Sold approximately $24 million of equity during the year at a weighted average price of $21.95 per share, 24% above the closing 2018 price of $17.68. Accomplished through timely executing on ATM and DRSPP Plans.
•  One-year TSR that was negative, but aligned with overall hotel REIT returns
• Significant asset management and increased collaboration with Island Hospitality, specifically in the area of revenue management.
•  Expanded board of directors with the addition of our first female member.
• Increased participation in investor relations events.

Even though the Company's total shareholder return ("TSR") for 2018 was better than the median of the peer group, Messrs. Fisher's and Craven's discretionary component was adversely impacted due to the Company's overall TSR being -17%. Messrs. Fisher's, Craven's and Willis' overall cash bonus recommendations were adversely impacted due to the fact that the Company did not successfully execute its capital recycling goals. This impacted each of their objective and discretionary components. Messrs. Fisher's and Willis' cash bonus payouts declined 5% and 15%, respectively, from 2017. If Mr. Craven's target bonus remained unchanged, his bonus would have declined 5%.

The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each executive officer for 2018 as a percentage of their base salary, as well as the actual bonus earned for the year ended December 31, 2018. Whether any of the threshold, target or maximum bonus levels were attained was determined by the Compensation Committee based on achievement of the criteria described above.

	2018 Annual Cash Bonus Payout Levels
Executive	Threshold		Target	Maximum	Actual % Payout	Actual (S)
Jeffrey H. Fisher	100%	%	175%	250%	202%	$1,265,000
Dennis M. Craven	75%		125%	175%	141%	$565,000
Peter Willis	50%		100%	150%	100%	$355,000
Jeremy Wegner	50%		100%	150%	127%	$380,000

Annual equity awards

We have provided restricted share and LTIP unit awards pursuant to our Equity Incentive Plan in the past (see “Share and LTIP Unit Awards”). Time-based equity awards are designed to foster equity ownership by our NEOs in the Company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. Performance-based equity awards are tied to the performance of the Company and are designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value.

2018 Awards

With respect to the 2018 compensation packages of the Company's NEOs, the Compensation Consultant recommended awarding the Company’s NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that would vest based on relative TSR performance for the three-year period beginning on March 1, 2019 and ending on February 28, 2022. The 2018 Performance-Based LTIP Unit Awards, if earned, will be paid out between 50% and 150% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. The TSR hurdles are based on the Company’s performance relative to the average TSR for the companies included in the SNL U.S. REIT Hotel Index, which currently includes 19 companies. TSR will be calculated to include share price appreciation plus dividends assuming the reinvestment of dividends. The initial share price used for calculating the Company’s TSR for the 2018 grant is $19.98, which represents the closing sales price of our common shares the day prior to the grant date.
 Based upon the Compensation Consultant’s recommendations which were based on the Company's overall performance in 2018 and a 10% reduction to Mr. Willis' award that reflected the lack of successful capital recycling, the Compensation Committee approved 2018 LTIP units awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven, Willis and Wegner of $2,200,000, $1,000,000, $315,000 and $415,000, respectively.

The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, will be granted to each NEO under the 2018 LTIP Unit Awards (includes time-based and performance-based). The number of 2018 Performance-Based LTIP Unit Awards issued to each NEO will be the grant date value shown below divided by $19.98, the closing price of the Company’s common shares on the NYSE on February 28, 2019, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	44,046	$880,000	66,066	$1,320,000	$2,200,000
Dennis M. Craven	20,022	$400,000	30,030	$600,000	$1,000,000
Peter Willis	6,306	$126,000	9,459	$189,000	$315,000
Jeremy Wegner	8,310	$166,000	12,462	$249,000	$415,000
(1) Estimated grant date value is based on $19.98, the closing stock price on February 28, 2019.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.
2017 Awards

With respect to the 2017 compensation packages of the Company's NEOs, the Compensation Consultant recommended awarding the Company’s NEOs with a balanced equity compensation grant with (1) 40% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 60% of the award in the form of performance-based LTIP units that would vest based on relative total shareholder return ("TSR") performance for the three-year period beginning on March 1, 2018 and ending on February 28, 2021. The 2017 Performance-Based LTIP Unit Awards, if earned, will be paid out between 50% and 150% of target value as follows:

	Relative TSR Hurdles (Percentile)	Payout Percentage
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

Payouts at performance levels in between the hurdles will be calculated by straight-line interpolation. The TSR hurdles are based on the Company’s performance relative to the average TSR for the companies included in the SNL US Hotel REIT Index, which currently includes 19 companies. TSR will be calculated to include share price appreciation plus dividends assuming the reinvestment of dividends as calculated by a third-party such as SNL Financial. The initial share price used for calculating the Company’s TSR for the 2017 grant is $18.19, which represents the closing sales price of our common shares the day prior to the grant date.

The following table sets forth the value of LTIP units that, based upon the Compensation Consultant's recommendations and approved by the Compensation Committee, will be granted to each NEO under the 2017 LTIP Unit Awards (includes time-based and performance-based). The number of 2017 Performance-Based LTIP Unit Awards issued to each NEO was based on the grant date fair value shown below divided by $18.19, the closing price of the Company’s common shares on the NYSE on February 28, 2018, the day prior to the grant date:

Name	Number of Time-Based LTIP Unit Awards	Grant Date Value of Time-Based LTIP Unit Awards(1)	Number of Performance-Based LTIP Unit Awards	Grant Date Value of Performance-Based LTIP Unit Awards(1)	Total Value of All LTIP Unit Awards(1)
Jeffrey H. Fisher	48,378	$880,000	72,567	$1,320,000	$2,200,000
Dennis M. Craven	21,990	$400,000	32,985	$600,000	$1,000,000
Peter Willis	7,698	$140,000	11,545	$210,000	$350,000
Jeremy Wegner	9,126	$166,000	13,689	$249,000	$415,000
(1) Share Value is based on $18.19, the closing stock price on February 28, 2018.

The Company will estimate the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and will calculate the value at the grant date based on the probable outcome of the performance conditions.
Based upon the Compensation Consultant’s recommendations, the Compensation Committee approved 2018 LTIP units awards (i.e., time-based and performance-based) with grant date values for Messrs. Fisher, Craven, Willis and Wegner of $2,200,000, $1,000,000, $350,000 and $415,000, respectively.
2016 Awards
The Compensation Consultant recommended awarding the Company’s NEOs with a balanced equity compensation grant with (1) 60% of the award in the form of time-based LTIP units that vest ratably over a three-year period and (2) 40% of the award in the form of performance-based LTIP units that would vest ratably over a three-year performance period conditioned upon the Company achieving a TSR of 8% per year. Based upon the Compensation Consultant’s recommendations, the Compensation Committee approved 2016 LTIP units awards (i.e., time-based and performance-based) for Messrs. Fisher, Craven, Willis and Wegner of $2,200,000, $1,000,000, $350,000 and $415,000, respectively. The initial share price used for calculating the Company’s TSR for the 2016 grant is $20.03, which represents the closing sales price of our common shares the day prior to the grant date of February 28, 2017.
2015 Outperformance Plan
On June 1, 2015, our Board of Trustees approved, as recommended by the Compensation Committee, compensatory arrangements related to a long-term, multi-year performance plan structured pursuant to the recommendation of our Compensation Consultant (the “2015 Outperformance Plan”). The 2015 Outperformance Plan was based on the attainment of absolute and relative TSR hurdles. TSR is utilized to directly link executive compensation with the interests of shareholders by being subject to the same share price fluctuations as shareholders as opposed to other potential metrics like adjusted FFO or EBITDA. TSR is calculated to include both common share price appreciation and common share dividends paid during the applicable performance periods.
Awards earned under the 2015 Outperformance Plan could vest 50% at the end of the three-year measurement period on June 1, 2018 and 25% each on the one-year and two-year anniversaries of the end of the three-year measurement period, or June 1, 2019 and 2020, respectively, provided that the recipient remains employed by the Company through the vesting dates. prepared by a third party on a consistent basis across all Index companies) through each day of the consecutive 30-trading day period within the final 120 days of such period that results in the highest level of achievement of the Relative TSR Component.
The number of performance-based LTIP units that could have been granted under the 2015 Outperformance Plan if the target TSR was achieved is 89,817, 53,157, and 21,996 to Mr. Fisher, Mr. Craven and Mr. Willis, respectively. The value of the target number of LTIP units issuable pursuant to the awards to Messrs. Fisher, Craven and Willis would be $3,430,000, $2,030,000 and $840,000, respectively, upon the end of the three-year performance period. The Company estimated the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and calculated the value at the grant date based on the probable outcome of the performance conditions.
As of June 1, 2018, the Compensation Consultant performed calculations to determine whether any awards were earned. Based on these calculations, none of the targets were achieved and all of the Outperformance Plan LTIP units were forfeited.

Status of Outstanding Performance-Based Equity Awards

Commencing in 2012, our executive compensation program has awarded performance-based shares or LTIP units in an effort to align the interests of our executive officers with those of our shareholders and to provide incentives for our executive officers to achieve both short-term and long-term business objectives.  The Company’s long-term equity incentive plan is designed to correlate the incentives of our executive officers with total shareholder returns.

Our executive officers’ actual long-term equity compensation earned over the relevant performance periods has is dependent on the actual performance achieved for each multi-year performance award and may be substantially different from the values reflected in the Company’s summary compensation table. Since 2012, certain performance-based awards granted did not meet their performance thresholds, and therefore, some performance-based awards were not earned.

The following table shows the status of the performance-based awards granted for 2015 through 2017:

Program	Performance Period	Performance Metric	Current Status(1)
2017 Award	March 2018 – February 2021	Relative TSR vs. SNL U.S. REIT Hotel Index	Tracking to earn between Target and Maximum
2016 Award	March 2017 – February 2020	Relative TSR vs. SNL U.S. REIT Hotel Index	Tracking to earn between Threshold and Target
2015 Award	January 2016 – January 2019	Absolute TSR	100% earned
Outperformance Plan	June 2015 – June 2018	60% Absolute TSR 40% Relative TSR vs. SNL U.S. REIT Hotel Index	0% earned
(1) As of 3/15/2019

 The historical results of the performance-based awards program have demonstrated the goal to align the interests of the Company’s management with that of shareholders. Performance-based equity awards earned are dependent on relative performance measures. The following chart illustrates the value of the performance-based awards granted, earned or forfeited. For all performance-based awards granted since 2012 for which the applicable measurement period has ended (as of December 3, 2018) for each NEO. Cumulative performance-based equity compensation earned for the NEOs was approximately 42% of the grant date target value: NEOs have forfeited 57% of all performance-based awards granted since 2012. Performance-based awards granted in 2018 have not yet been earned as the measurement period for those grants has not concluded and awards may be earned in the future. The amount of forfeited LTIPs below includes LTIP units granted as part of the 2015 Outperformance Plan of which no thresholds were met and thus all units were forfeited.

Name	Value of Potential Performance LTIPs Granted	Value of Performance LTIPs Earned	Value of Performance LTIPs Forfeited	Percentage Forfeited
Jeffrey H. Fisher	$3,400,500	$1,466,667	$1,933,333	57%
Dennis M. Craven	$1,566,750	$572,917	$993,833	63%
Peter Willis	$931,500	$437,500	$494,000	53%
Jeremy Wegner	$43,750	$43,750	$—	—%
Totals:	$5,942,500	$2,520,834	$3,421,166	58%

LTIP Units

LTIP units are a special class of partnership interests in Chatham Lodging, L.P. (“our operating partnership”). The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, will receive the same monthly per unit profit distributions as common units of our operating partnership, which profit distribution will generally equal per share dividends on our common shares. This treatment with respect to monthly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with common units of our operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of holders of common unit. Upon equalization of the capital accounts of the holders of LTIP units with the holders of common units, the LTIP units will achieve full parity with common units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units, including exchange rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Class A Performance LTIP units are a specific class of LTIP units of our operating partnership used for performance-based incentive plans and these Class A Performance LTIP Units have different rights. The vesting period for any Class A Performance LTIP units, if any, will be determined at the time of issuance. Vested Class A Performance LTIP units enjoy all the rights of vested LTIP units, including with respect to distributions and conversions. Prior to vesting, the NEOs will (i) not be entitled to vote the Class A Performance LTIP units and (ii) will be paid an amount that is 10% of distributions made on the common units of partnership interests of our operating partnership as and when our operating partnership makes such distributions. To the extent any of the Class A Performance LTIP units become vested, our operating partnership will pay to the NEO owning such vested units a special distribution on the date that such units become vested in an amount equal to (x) the aggregate amount of distributions that would have been received on such vested Class A Performance LTIP unit had the limitation described in (ii) above not applied, minus (y) the aggregate amount of distributions previously received pursuant to (ii) above on all Class A Performance LTIP units that were issued to the NEO on the date thereof, including any Class A Performance LTIP units that did not vest as of the date thereof. Other than the distributions described above, no cash amount will be paid with respect to any of the Class A Performance LTIP units that do not become vested.

Retirement savings opportunities
We have established and plan to maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.
Health and welfare benefits
We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.
Post-termination pay
 As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below, we have entered into employment agreements with each of our NEOs that provide these officers with compensation if they are terminated without “cause,” they leave the Company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our NEOs will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of the Company. In 2014, the Compensation Committee recommended, and the Board of Trustees approved, increasing the multiples for Messrs. Craven and Willis from two times to three times after concluding their multiples were not on market terms as those of similarly situated executives at peer companies.
Clawback policy
The Board of Trustees has adopted a compensation clawback policy that contains terms to ensure that our executive officers are not unduly enriched in the event of a financial restatement. If the Company is required to restate its financial statements due to material non-compliance with any financial reporting requirement under the securities laws, each NEO may be required to reimburse or forfeit any incentive compensation received by such executive officer if such executive officer engaged in fraud, intentional misconduct or illegal behavior that caused or contributed to such restatement. The amount to be reimbursed or forfeited will be the amount of the excess of the incentive compensation paid, awarded or otherwise due to such executive officer based on the erroneous financial data over the incentive compensation that would have been paid to such executive had it been based on the restated results, as determined by the Board of Trustees in its sole discretion.

Share ownership guidelines

Our share ownership guidelines require our executive officers to maintain a minimum equity ownership in our Company based on a multiple of his or her then current base salary. Within five years of his or her initial election or appointment, each executive officer must own an amount of the Company’s shares or stock units as follows:

•CEO: six times the annual salary as approved by the Board of Trustees in the year the CEO was initially elected or appointed
•COO: three times the annual salary of the COO as approved by the Board of Trustees in the year the COO was initially elected or appointed.
•Each of the CFO and CIO: two times the annual salary of the applicable office approved by the Board of Trustees in the year the officer was initially elected or appointed.

These guidelines will be re-calculated for the CEO and the executive officers when such officer’s base salary is increased. In addition, the guidelines will be re-calculated as of the first trading day of each calendar year, using each of the CEO’s and executive officers’ base salaries then in effect.

In addition, we maintain share ownership guidelines for our non-management trustees that require a minimum equity ownership in our Company based on a multiple of the annual retainer. Each non-management trustee must own, within five years of his or her initial election or appointment to the Board of Trustees, an amount of the Company’s shares or stock units having a value equal to three times the annual retainer of the non-management trustee’s compensation approved by the Board of Trustees in the year the trustee was initially elected or appointed. The guidelines will be re-calculated as of the first trading day of each calendar year using each non-management trustee’s annual cash retainer then in effect.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Robert Perlmutter (Chairman) Miles Berger C. Gerald Goldsmith

Summary Compensation Table

Name and Principal Position	Year	Base Salary	Bonus	Share Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Jeffrey H. Fisher	2018	$625,000	---	$1,982,200	$1,265,000	---	$501,150	$4,373,350
Chairman, President & Chief Executive Officer	2017	$600,000	---	$1,982,200	$1,330,000	---	$115,079	$4,027,279
	2016	$600,000	---	$1,982,200	$850,000	---	$115,079	$3,547,279

Dennis M. Craven	2018	$400,000	---	$901,000	$565,000	---	$154,301	$2,020,301
Executive Vice President & Chief Operating Officer	2017	$375,000	---	$901,000	$490,000	---	$53,913	$1,819,913
	2016	$375,000	---	$901,000	$337,500	---	$53,913	$1,667,413

Peter Willis	2018	$355,000	---	$283,815	$355,000	---	$109,210	$1,103,025
Executive Vice President & Chief Investment Officer	2017	$345,000	---	$315,350	$420,000	---	$37,854	$1,118,204
	2016	$345,000	---	$315,350	$250,000	---	$37,854	$948,204

Jeremy Wegner	2018	$300,000	---	$373,915	$380,000	---	$63,054	$1,116,969
Senior Vice President & Chief Financial Officer	2017	$285,000	---	$373,915	$350,000	---	$37,854	$1,046,769
	2016	$285,000	---	$388,945	$256,500	---	$26,870	$957,315

(1)	Beginning in 2017, upon the recommendation of the Compensation Committee, the Board adopted a modified 2017 cash bonus program tied to the achievement of corporate strategic performance goals, individual objectives and also a portion at the discretion of the Compensation Committee and our Board. Amounts for each year were awarded early in the following year.
(2)	Reflects grant date value of time-based and performance-based LTIP units or restricted share awards to the NEOs and calculated in accordance with ASC Topic 718. As part of our 2016 compensation, LTIP units were awarded to Messrs. Fisher, Craven, Willis and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2016 LTIP unit award grants, which were awarded in March 2017 and included in the table as 2016 compensation, Mr. Fisher was granted 43,935 time-based LTIP units, Mr. Craven was granted 19,971 time-based LTIP units, Mr. Willis was granted 6,990 time-based LTIP units and Mr. Wegner was granted 8,289 time-based LTIP units. The 2016 LTIP unit awards also included performance-based LTIP units 65,901 to Mr. Fisher, 29,955 to Mr. Craven, 10,484 to Mr. Willis, and 12,431 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2016 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based restricted common share awards and time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant. As part of our 2017 compensation, LTIP units were awarded to Messrs. Fisher, Craven, Willis and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2017 LTIP unit award grants, which were awarded in March 2018 and included in the table as 2017 compensation, Mr. Fisher was granted 48,378 time-based LTIP units, Mr. Craven was granted 21,990 time-based LTIP units, Mr. Willis was granted 7,698 time-based LTIP units and Mr. Wegner was granted 9,126 time-based LTIP units. The 2017 LTIP unit awards also included performance-based LTIP units of 72,567 to Mr. Fisher, 32,985 to Mr. Craven, 11,545 to Mr. Willis, and 13,689 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2017 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant and are valued based on the Company's closing stock price on the day prior to grant. As part of our 2018 compensation, LTIP units were awarded to Messrs. Fisher, Craven, Willis and Wegner with 40% of the award to be payable in time-based LTIP units and 60% of the award to be paid in the form of Class A performance-based LTIP units. For the 2018 LTIP unit award grants, which were awarded in March 2019 and included in the table as 2018 compensation, Mr. Fisher was granted 44,046 time-based LTIP units, Mr. Craven was granted 20,022 time-based LTIP units, Mr. Willis was granted 6,306 time-based LTIP units and Mr. Wegner was granted 8,310 time-based LTIP units. The 2017 LTIP unit awards also included performance-based LTIP units of 66,066 to Mr. Fisher, 30,030 to Mr. Craven, 9,459 to Mr. Willis, and 12,462 to Mr. Wegner. The grant date target value for the performance-based awards has been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2018 Performance-Based Restricted Share Awards” for a description of the vesting and performance conditions. All time-based LTIP unit awards vest ratably over the first three anniversaries of the date of grant and are valued based on the Company's closing stock price on the day prior to grant.
(3)	Amounts reported in this column include distributions paid on unvested LTIP units and vested LTIP units and also life, health and dental premiums paid by the Company on behalf of the NEOs, and matching contributions to the 401(k) accounts of Messrs. Fisher, Willis and Craven as follows: $10,600 each in 2016, and $10,600 each in 2017. In 2018, Messrs. Fisher, Willis, and Craven received matching contributions of $11,000 each, and Mr. Wegner received a matching contribution of $10,964.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted during calendar year 2018 to the NEOs. The dollar amounts indicated under “Grant Date Fair Value” is the full value of each restricted LTIP award computed in accordance with ASC Topic 718, which, with respect to the value of time-based awards is based on Chatham's closing share price the date prior to grant, and with respect to the value of performance-based restricted LTIP awards, is based on the probable outcome of the performance conditions as of the grant date of the award. All grants of plan-based awards set forth below have been issued pursuant to and from the Company’s Equity Incentive Plan.

				Estimated Future Payout Under Equity Incentive Plan Awards (# of LTIPs)
Name	Grant Date	All Other Share Awards or Units		Minimum(3)	Target(4)	Maximum(5)		Grant Date Fair Value(6)
Jeffrey H. Fisher	March 1, 2018	48,378	(1)					$880,000
	March 1, 2018			36,284	72,567	108,851	(2)	$1,235,090
Dennis M. Craven	March 1, 2018	21,990	(1)					$400,000
	March 1, 2018			16,493	32,985	49,478	(2)	$561,405
Peter Willis	March 1, 2018	7,698	(1)					$140,000
	March 1, 2018			5,773	11,545	17,318	(2)	$196,496
Jeremy Wegner	March 1, 2018	9,126	(1)					$166,000
	March 1, 2018			6,845	13,689	20,534	(2)	$232,987

(1)	Reflects time-based restricted LTIP awards granted in 2018 as part of our 2017 compensation program to Messrs. Fisher, Craven, Willis and Wegner based on a grant date fair value of $18.19, the closing price of the Company's common shares on the NYSE on the day prior to the grant date. These restricted LTIP awards vest ratably over the first three anniversaries of the date of grant on March 1, 2019, 2020 and 2021.
(2)	Reflects performance-based restricted LTIP awards that may be earned based on the attainment of certain performance thresholds. See “Description of Vesting Provisions for Certain Performance-Based Equity Awards—2017 Class A Performance-Based LTIP Unit Awards” for a description of the vesting and performance conditions.
(3)	Represents the minimum number of performance-based LTIP units that would be earned in the event that performance meets the minimum level under the award. In the event the performance under these awards fail to meet or exceed the “target” level of performance required, none of the performance-based awards will be earned.
(4)	Represents the number of performance-based LTIP units that would be earned in the event that performance meets the target level under the award.
(5)	Represents the number of performance-based LTIP units that would be earned in the event that performance meets the maximum level under the award.
(6)	The grant date fair value for each was calculated in accordance with ASC Topic 718 using a Monte Carlo approach and resulting in an estimated value of $17.02. Information regarding the assumptions used to value the performance-based LTIP Unit Awards is provided in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K filed February 25, 2019.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards held by the NEOs as of December 31, 2018.

Name	Number of Shares or LTIP Units That Have Not Vested (#)		Market Value of Shares or LTIP Units That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or LTIP Units)(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Shares or LTIP Units) ($) (2)
Jeffrey H. Fisher	89,678	(1)	$1,585,507
				6,467	(3)	$114,337
				65,901	(4)	1,165,130
				72,567	(5)	1,282,985
Dennis M. Craven	39,808	(1)	$703,805
				2,425	(6)	$42,874
				29,955	(7)	529,604
				32,985	(8)	583,175
Peter Willis	15,361	(1)	$271,582
				1,616	(9)	$28,571
				10,484	(10)	185,357
				11,545	(11)	204,116
Jeremy Wegner	16,154	(1)	$285,603
				808	(12)	$14,285
				12,431	(13)	219,780
				13,689	(14)	242,022

(1)
Mr. Fisher received a time-based LTIP unit grant of 36,030 units on January 28, 2016 as part of his 2015 compensation package, of which 24,020 were vested and 12,010 were unvested and outstanding as of December 31, 2018 (with 12,010 vesting on January 28, 2019, provided that Mr. Fisher remains employed with the Company as of such date). Mr. Fisher received a time-based LTIP unit grant of 43,935 units on March 1, 2017 as part of his 2016 compensation package, of which 29,290 were unvested and outstanding as of December 31, 2017 (with 14,645 vesting on February 28, 2019 and 14,645 vesting on February 28, 2020, provided that Mr. Fisher remains employed with the Company as of such date). Mr. Fisher received a time-based LTIP unit grant of 48,378 units on March 1, 2018 as part of his 2017 compensation package, of which all were unvested and outstanding as of December 31, 2018 (with 16,126 vesting on February 28, 2019, 16,126 vesting on February 28, 2020, and 16,126 vesting on February 28, 2021, provided that Mr. Fisher remains employed with the Company as of such date). Mr. Craven received a time-based LTIP unit grant of 13,512 units on January 28, 2016 as part of his 2015 compensation package, 9,008 of which were vested with 4,504 unvested and outstanding as of December 31, 2018 (with 4,504 vesting on January 28, 2019, provided that Mr. Craven remains employed with the Company as of such date). Mr. Craven received a time-based LTIP unit grant of 19,971 units on March 1, 2017 as part of his 2016 compensation package, 6,657 of which were vested with 13,314 unvested and outstanding as of December 31, 2018 (with 6,657 vesting on February 28, 2019 and 6,657 vesting on February 28, 2020, provided that Mr. Craven remains employed with the Company as of such date). Mr. Craven received a time-based LTIP unit grant of 21,990 units on March 1, 2018 as part of his 2017 compensation package, of which all were unvested and outstanding as of December 31, 2018 (with 7,330 vesting on February 28, 2019, 7,330 vesting on February 28, 2020, and 7,330 vesting on February 28, 2021, provided that Mr. Craven remains employed with the Company as of such date). Mr. Willis received a time-based LTIP unit grant of 9,009 units on January 28, 2016 as part of his 2015 compensation package, 6,006 of which were vested with 3,003 unvested and outstanding as of December 31, 2018 (with 3,003 vesting on January 28, 2019, provided that Mr. Willis remains employed with the Company as of such date). Mr. Willis received a time-based LTIP unit grant of 6,990 units on March 1, 2017 as part of his 2016 compensation package, of which 2,330 were vested with 4,660 unvested and outstanding as of December 31, 2018 (with 2,330 vesting on February 28, 2019ner received a time-based LTIP unit grant of 4,506 units on January 28, 2016 as part of his 2015 compensation package, 3,042 of which were vested with 1,502 unvested and outstanding as of December 31, 2018 (with 1,502 vesting on January 28, 2019, provided that Mr. Wegner remains employed with the Company as of such date). Mr. Wegner received a time-based LTIP unit grant of 8,289 units on March 1, 2017 as part of his 2016 compensation package, 2,763 of which were vested with 5,526 unvested and outstanding as of December 31, 2018 (with 2,763 vesting on February 28, 2019 and 2,763 vesting on February 28, 2020, provided that Mr. Wegner remains employed with the Company as of such date). Mr. Wegner received a time-based LTIP unit grant of 13,689 units on March 1, 2018 as part of his 2017 compensation package, of which all were unvested and outstanding as of December 31, 2018 (with 4,563 vesting on February 28, 2019, 4,563 vesting on February 28, 2020, and 4,563 vesting on February 28, 2021, provided that Mr. Wegner remains employed with the Company as of such date).

(2)	For purposes of calculating the market value of restricted common shares or LTIPs that have not vested, the market value per restricted common share or LTIP is assumed to be $17.68, the closing sale price for our common shares on December 31, 2018.
(3)
Mr. Fisher received a performance-based LTIP unit grant of 19,401 units on January 28, 2016 pursuant to his 2015 compensation package. 6,467 of which were unvested and outstanding on December 31, 2018. Performance thresholds were met with respect to 6,467 of these units which vested on January 28, 2017, 6,467 of these units which vested on January 28, 2018, and 6,467 of these units which vested on January 28, 2019.

(4)	Mr. Fisher received a performance-based LTIP unit grant of 65,901 units on March 1, 2017 pursuant to his 2016 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(5)	Mr. Fisher received a performance-based LTIP unit grant of 72,567 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(6)
Mr. Craven received a performance-based LTIP unit grant of 7,275 units on January 28, 2016 pursuant to his 2015 compensation package, 2,425 of which were unvested and outstanding on December 31, 2018. Performance thresholds were met with respect to 2,425 of these units which vested on January 28, 2017, 2,425 of these units which vested on January 28, 2018, and 2,425 of these units which vested on January 28, 2019.

(7)	Mr. Craven received a performance-based LTIP unit grant of 29,955 units on March 1, 2017 pursuant to his 2016 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(8)	Mr. Craven received a performance-based LTIP unit grant of 32,985 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.

(9)
Mr. Willis received a performance-based LTIP unit grant of 4,848 units on January 28, 2016 pursuant to his 2015 compensation package, 1,616 of which were unvested and outstanding on December 31, 2018. Performance thresholds were met with respect to 1,616 of these units which vested on January 28, 2017, 1,616 of these units which vested on January 28, 2018 and 1,616 of these units which vested on January 28, 2019.

(10)	Mr. Willis received a performance-based LTIP unit grant of 10,484 units on March 1, 2017 pursuant to his 2016 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(11)	Mr. Willis received a performance-based LTIP unit grant of 11,545 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(12)
Mr. Wegner received a performance-based LTIP unit grant of 2,424 units on January 28, 2016 pursuant to his 2015 compensation package, 808 of which were unvested and outstanding on December 31, 2018. Performance thresholds were met with respect to 808 of these units which vested on January 28, 2017, 808 of these units which vested on January 28, 2018 and 808 of these units which vested on January 28, 2019.

(13)	Mr. Wegner received a performance-based LTIP unit grant of 12,431 units on March 1, 2017 pursuant to his 2016 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.
(14)	Mr. Wegner received a performance-based LTIP unit grant of 13,689 units on March 1, 2018 pursuant to his 2017 compensation package, all of which were unvested and outstanding on December 31, 2018. Since the measurement period for this award is three years from the date of grant, all LTIP units are unvested.

Shares Vested
The following table summarizes vesting in 2018 of time-based and performance-based restricted common shares and LTIP units previously granted to our NEOs. The Company has not granted option awards to its NEOs.

	Share/Unit Awards
Name	Number of Shares / Units Acquired on Vesting (1) (#)	Value Realized on Vesting ($) (2)
Jeffrey H. Fisher
LTIP Units	33,122	$695,300
Shares	12,850	$288,611
Dennis M. Craven
LTIP Units	13,586	$282,085
Shares	5,354	$120,251
Peter Willis
LTIP Units	6,949	$149,431
Shares	3,214	$72,186
Jeremy Wegner
LTIP Units	5,073	$104,002
Shares	2,983	$61,838

(1)	Amounts include vested restricted common shares and vested performance-based LTIP units.
(2)	For purposes of calculating the market value of restricted common shares that have vested, the market value per vested restricted common share is assumed to be the closing sales price per share of our common shares on the vesting date.

Description of Vesting Provisions for Certain Performance-Based Equity Awards

2015 Performance-Based Class A Performance LTIP Unit Awards. The 2015 performance-based Class A Performance awards are intended to vest on January 28 in 2017, 2018 and 2019, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2015 performance-based Class A Performance LTIP unit award shall vest based on the attainment of TSR hurdles described below. TSR is defined the same as under the 2014 performance-based share awards discussed above. The 2015 performance-based Class A Performance LTIP unit awards shall become vested based on the following:

(a) The number of Class A Performance LTIP units that most nearly equals (but does not exceed) one-third of the LTIP Unit Award issued pursuant to this Agreement shall vest on January 28, 2017, if the TSR for the 12-month period beginning January 28, 2016 and ending on January 27, 2017 is 8% or more. This tranche did vest as the performance criteria were achieved.

(b) The number of Class A Performance LTIP units that most nearly equals (but does not exceed) one-third of the LTIP Unit Award issued pursuant to this Agreement shall vest on January 28, 2018, if the TSR for the 12-month period beginning January 28, 2017 and ending on January 27, 2018 is 8% or more. This tranche did vest as the performance criteria were achieved.

(c) The number of Class A Performance LTIP units that most nearly equals (but does not exceed) one-third of the LTIP Unit Award issued pursuant to this Agreement shall vest on January 28, 2019, if the TSR for the 12-month period beginning January 28, 2018 and ending on January 27, 2019 is 8% or more. The performance criteria for this tranche were not met.

(d) All of the Class A Performance LTIP units issued pursuant to this Agreement (less any Class A Performance LTIP units that previously vested under paragraphs (a), (b) or (c) above), shall vest on January 28, 2019, if the average TSR for the 36-month period ending on January 27, 2019 is 8% or more. The performance criteria for this tranche were met and thus all applicable performance LTIP units vested.

2015 Outperformance Plan. Awards earned under the 2015 Outperformance Plan could vest 50% at the end of the three-year measurement period on June 1, 2018 and 25% each on the one-year and two-year anniversaries of the end of the three-year measurement period, or June 1, 2019 and 2020, respectively, provided that the recipient remains employed by the Company through the vesting dates. prepared by a third party on a consistent basis across all Index companies) through each day of the consecutive 30-trading day period within the final 120 days of such period that results in the highest level of achievement of the Relative TSR Component.
The number of performance-based LTIP units that could have been granted under the 2015 Outperformance Plan if the target TSR was achieved is 89,817, 53,157, and 21,996 to Mr. Fisher, Mr. Craven and Mr. Willis, respectively. The value of the target number of LTIP units issuable pursuant to the awards to Messrs. Fisher, Craven and Willis would be $3,430,000, $2,030,000 and $840,000, respectively, upon the end of the three-year performance period. The Company estimated the aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, including the effect of estimated forfeitures, and calculated the value at the grant date based on the probable outcome of the performance conditions.
As of June 1, 2018, the Compensation Consultant performed calculations to determine whether any awards were earned. Unfortunately, none of the targets were achieved and all of the Outperformance Plan LTIP units were forfeited.

2016 Performance-Based LTIP Unit Awards. The 2016 performance-based LTIP unit awards will vest on February 28, 2020, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2016 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between January 1, 2017 to December 31, 2019. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

2017 Performance-Based LTIP Unit Awards. The 2017 performance-based LTIP unit awards will vest on February 28, 2021, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2017 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between March 1, 2018 to February 28, 2021. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

2018 Performance-Based LTIP Unit Awards. The 2018 performance-based LTIP unit awards will vest on February 28, 2022, to the extent that the performance goals are achieved and provided that the recipient remains employed by the Company through the vesting date. The participant interest in the Class A Performance LTIP Units covered by the 2018 performance-based Class A Performance LTIP unit award shall vest based on the Company's relative TSR performance between March 1, 2019 to February 28, 2022. Relative performance will be assessed against the companies in the SNL US Hotel REIT Index. Each NEO may earn between 50% and 150% of the target value of the award based on the attainment of relative TSR hurdles established as the minimum level (25th percentile), target level (50th percentile) or maximum level (75th percentile). Awards for performance in-between these levels will be calculated by straight-line interpolation.

Employment Agreements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher, which we entered into in April 2010, had an initial term of three years and has renewed, and will continue to be renewed, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Fisher’s annual base salary was $625,000 for 2018 and will remain the same for 2019.

Dennis M. Craven and Peter Willis. Our employment agreements with Mr. Craven and Mr. Willis, which we entered into in April and September 2010, respectively, each of which was amended in January 2015, had initial terms of three years and renewed, and will continue to renew, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Craven and Mr. Willis received 2018 annual base salaries of $400,000 and $355,000, respectively, which shall remain the same for 2019.

Jeremy Wegner. Our employment agreement with Mr. Wegner, which we entered into in June 2015, has an initial term of three years and will renew for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Wegner’s annual base salary was $300,000 for 2018 and shall remain the same for 2019.

Summary of Employment Agreement Terms. Under the employment agreements, Messrs. Fisher, Craven, Willis and Wegner are each eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Compensation Committee are achieved.

Their employment agreements entitle them to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance, including life insurance, or hospital plans).

Each of the employment agreements provides for payment of earned but unpaid compensation up to the date of the termination of his or her employment in the event that employment ends upon termination by us for “cause,” resignation without “good reason” (as defined below), death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreements define “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in the applicable employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of the officer’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, each of the employment agreements provides for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.
The employment agreements provide for certain severance payments in the event that employment ends upon termination by us without “cause” or resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of the applicable employment agreement or a direction from the Board that the officer act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in duties, functions and responsibilities without his consent or our preventing the officer from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in base salary or annual bonus opportunity or (4) a requirement that the officer relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that the employee has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and the applicable officer resigns within 30 days after the expiration of the cure period. In any such event, the applicable officer is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If the officer signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. In the cases of Messrs. Fisher, Craven and Willis, the applicable officer shall also be entitled to receive, subject to signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to three times the annual premium or cost paid by us for the officer’s health, dental, vision, disability and life insurance coverage in effect on his termination date. Mr. Wegner’s employment agreement provides that he shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to one times his base salary in effect at the time of termination, an amount equal to one times the highest bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended immediately prior to his termination and an amount equal to one times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on the date of his termination; provided, however, that his severance payment multiple shall be increased from one to two in the event of termination without “cause” no more than ninety days before “a change in control” (as defined in the employment agreement) or on or after a “change in control” or upon resignation for “good reason” on or after a “change in control.”
Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages all of our wholly owned hotels and 81 of the hotels owned by our two joint ventures with affiliates of Colony, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Potential Payments upon Termination or Change of Control
The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Craven, Willis and Wegner under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Craven, Willis and Wegner upon termination of their employment assuming that such termination was effective on December 31, 2018. For purposes of calculating the acceleration of equity awards, we have assumed that all performance conditions have been met at the targeted level and the related performance-based shares or performance-based LTIP units have vested. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

	Cash Severance Payment ($)	Payment in Lieu of Medical/Welfare Benefits (present value) ($) (4)	Acceleration and Continuation Equity Awards ($) (5)	Excise Tax Gross-up ($) (6)	Total Termination Benefits ($)
Jeffrey H. Fisher(1)(3)
Involuntary Termination Without Cause (2)	$5,865,000	$20,000	$4,147,958	$—	$10,032,958
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	4,147,958	—	4,147,958
Involuntary or Good Reason Termination in Connection With Change In Control (2)	5,865,000	60,000	4,147,958	—	10,072,958
Death or Disability	—	—	4,147,958	—	4,147,958
Dennis M. Craven(1)(3)
Involuntary Termination Without Cause (2)	$2,895,000	$20,000	$1,859,459	$—	$4,774,459
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	1,859,459	—	1,859,459
Involuntary or Good Reason Termination in Connection With Change In Control (2)	2,895,000	60,000	1,859,459	—	4,814,459
Death or Disability	—	—	1,859,459	—	1,859,459
Peter Willis(1)(3)
Involuntary Termination Without Cause (2)	$2,325,000	$20,000	$689,626	$—	$3,034,626
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	689,626	—	689,626
Involuntary or Good Reason Termination in Connection With Change In Control (2)	2,325,000	60,000	689,626	—	3,074,626
Death or Disability	—	—	689,626	—	689,626
Jeremy Wegner(1)(3)
Involuntary Termination Without Cause (2)	$680,000	$20,000	$761,690	$—	$1,461,690
Voluntary Termination or Involuntary Termination with Cause	—	—	—	—	—
Change in Control (No Termination)	—	—	761,690	—	761,690
Involuntary or Good Reason Termination in Connection With Change In Control (2)	1,360,000	40,000	761,690	—	2,161,690
Death or Disability	—	—	761,690	—	761,690

(1)	The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Craven, Willis and Wegner upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.
(2)	Amounts in this row are calculated in accordance with the applicable employment agreement as described more fully under “— Employment Agreements”.
(3)	A termination of employment due to death or disability entitles Messrs. Fisher, Craven, Willis and Wegner to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding unvested restricted share awards and unvested LTIP unit awards immediately vest upon a termination of employment due to death or disability.
(4)	The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Craven, Willis and Wegner.
(5)	Pursuant to SEC rules, for purposes of this table, the market value per common share and LTIP unit is assumed to be $17.68, the closing market price per common share on December 31, 2018.
(6)	The employment agreements with Messrs. Fisher, Craven, Willis and Wegner do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Craven, Willis and Wegner will receive the total or unreduced benefits.

Pay Ratio Disclosure

The annual total compensation of our CEO for fiscal year 2018, as reported in the Summary Compensation Table included in this Proxy Statement, and assuming all LTIP awards are earned and vest, was $4,373,350. The median of the annual total compensation of all employees, excluding our CEO, for fiscal year 2018 was $89,506. As a result, we estimate that the annual total compensation of our CEO was 48.9 times that of the annual total compensation of the median employee for fiscal year 2018.

We identified the median employee by total annual compensation for all employees, excluding our CEO, as of December 31, 2018. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology used for calculating the total compensation of our named executive officers as set forth in the Summary Compensation Table.

Compensation and Risk Assessment

The Compensation Committee oversees our compensation programs and the risks and rewards involved. The Compensation Committee establishes compensation programs with features that are intended to mitigate risk without diminishing the incentive nature of compensation. We believe our compensation policies achieve the goal of aligning our executive incentives with those of our shareholders while simultaneously avoiding unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Company's compensation policies are designed to deter unnecessary risk by providing variable compensation with much of the incentive awards based on long-term incentive compensation. As described in this Compensation Discussion and Analysis, the Compensation Committee regularly reviews and revises our compensation programs and has implemented other practices which we believe further ensure an avoidance of compensation-based risk including the adoption of the Company's clawback and anti-hedging policies and share ownership guidelines for NEOs.

Compensation Risk

The Compensation Committee has assessed the Company’s compensation programs and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company. The Company believes that its compensation policies and practices appropriately align management's incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
The following table provides information, as of December 31, 2018, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders	—	—	1,400,529
Equity compensation plans not approved by security holders	—	—	—
Total			1,400,529

Certain Relationships and Related Transactions
As of March 31, 2019, all of our wholly owned hotels and 81 hotels owned by our two joint ventures with affiliates of Colony are managed by IHM, which is majority owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and will automatically renew for two successive five-year periods unless IHM provides written notice no later than 90 days prior to the then current term’s expiration date of their intent not to renew. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months’ advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels, we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of between $1,200 and $1,500 per month per hotel, a revenue management fee of $1,000 per month, per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2018, we paid IHM an aggregate of approximately $10.8 million in management, accounting and revenue management fees and another $0.1 million in incentive management fees pursuant to these management agreements.
Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us including:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be bought or sold.
Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS Lessees.
We have shared our corporate information technology infrastructure (“IT”) with IHM since January 1, 2011 and also with unconsolidated real estate entities. We and IHM have agreed to a cost-sharing arrangement under which we bear 25% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).

Certain Company employees are shared with unconsolidated real estate entities. Reimbursed costs from unconsolidated real estate entities, comprised of corporate payroll and office rent costs of the Innkeepers JV, NewINK JV and Inland JV and an entity which is 2.5% owned by Mr. Fisher, where the Company is the employer, were $5.7 million and $5.9 million for the years ended December 31, 2018 and 2017, respectively. These costs are offset by the cost reimbursements from unconsolidated real estate entities included in revenues.
During 2014, Mr. Fisher entered into a joint venture agreement with NorthStar, now Colony, by which Mr. Fisher acquired a 2.5% non-voting interest in Castleblack Owner Holding, LLC (“Castleblack”), an entity which is 97.5% owned by affiliates of Colony and owns a portfolio of 20 hotels in markets dissimilar to the markets of the Company's hotels. For the years ended December 31, 2018 and 2017 the Company provided services of $0.4 million and zero, respectively.
IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.
Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.
From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm by which Mr. Fisher’s daughter is employed.
Our Board of Trustees developed a written conflicts of interests policy to reduce potential conflicts of interests and to ensure that transactions with IHM are in the best interests of the Company and generally fair on their terms. Our conflicts of interests policy requires each transaction, arrangement, event or series of events which involves (i) the payment of money or other consideration or the guaranty or security of any repayment or other obligation (a) by IHM to or of the Company or (b) by the Company to or of IHM; or (ii) an allocation of the cost of corporate office administrative functions between the Company and IHM be approved by a majority of our independent trustees. Further, any such transaction approved by our independent trustees shall be disclosed (i) promptly on our website and (ii) as appropriate, in our periodic reports and/or proxy statements under applicable securities laws. We intend to review, approve or ratify all related party transactions that may arise in accordance with our conflicts of interests policy.

Section 16(a) Beneficial Ownership Reporting Compliance
Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, are required to report their ownership of common shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this proxy statement any failure to timely file such reports by those due dates during the 2018 fiscal year. To our knowledge, all of our executive officers, trustees, and beneficial owners of more than 10% of our common shares timely complied with all of the filing requirements applicable to them under Section 16(a) during the 2018 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee is currently composed of three trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The current members of the Audit Committee are Edwin B. Brewer, Jr. (Chair), Miles Berger and Jack P. DeBoer. The Audit Committee appointed, and the Board of Trustees ratified, the selection of the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted auditing principles in the United States of America and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.
The Audit Committee has met with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2018, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the PCAOB Auditing Standard No. 1301 (Communication with Audit Committees).
The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.
Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.
The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2018.

AUDIT COMMITTEE

Edwin B. Brewer, Jr. (Chair)
Miles Berger
Jack P. DeBoer

PROPOSAL 2:
INDEPENDENT PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP has served as independent registered public accounting firm for the Company and its subsidiaries for the year ended December 31, 2018. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2019, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he or she desires to do so and will be available to respond to appropriate questions.
The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. Thus, all of the “Audit-Related Fees,” “Tax Fees” and “All Other Fees” disclosed below were approved by the Audit Committee.
The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2018 and 2017:

	Amount
Type	2018	2017
Audit Fees(1)	$810,000	$1,085,000
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$261,500	$150,000
All Other Fees(4)	$2,700	$2,763

	$1,074,200	$1,237,763

(1)	“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements, including the audit of the effectiveness of internal control over financial reporting. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by PricewaterhouseCoopers LLP related to our filings with the SEC.
(2)	“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees,” including fees for the audits of the Company’s acquired hotels. In 2018 and 2017, there were no “Audit-Related Fees”.
(3)	“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
(4)	“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2017 and 2018, “Other Fees” represented a software licensing fee.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.
The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that the Company provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of the Company’s named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. After the 2017 Annual Meeting, the shareholders voted on an advisory, non-binding resolution to approve holding the Say on Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable. Shareholders will again have the opportunity to vote on the frequency of the Say on Pay vote at the 2023 Annual Meeting.

The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our NEOs (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2019 Annual Meeting:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the company’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to build and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted shares or LTIP units) and long-term incentives (including equity awards that vest over up to five years) reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
The Board of Trustees unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

OTHER MATTERS
Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.
The Company paid for this proxy solicitation. We hired EQ Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. For these services, we will pay EQ Shareholder Services approximately $3,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING
In order for the nominations of individuals for election to the Board of Trustees and the proposal of other business to be included in the proxy statement for the 2020 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than the date which is 120 days prior to the one-year anniversary of the date of this Proxy Statement, or December 3, 2019. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401.
Our bylaws currently provide that in order for a nomination shareholder proposal to be presented at our 2020 annual meeting of shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices not earlier than the close of business on November 1, 2019, and not later than December 3, 2019. If the 2020 annual meeting of shareholders is scheduled to take place before April 15, 2020 or after June 15, 2020, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2020 annual meeting of shareholders and not later than the close of business on the later of the 120th day prior to the 2020 annual meeting of shareholders or the tenth day following the day on which public announcement of the date of the 2020 annual meeting of shareholders is first made by the Company. Any such nomination or proposal should be mailed to: Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401, Attn: Secretary.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2018 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing.

GENERAL INFORMATION
A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern time, at the office of the Secretary, Chatham Lodging Trust, 222 Lakeview Avenue, Suite 200, West Palm Beach, Florida 33401. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.
As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: EQ Shareholder Services, PO Box 64945, St. Paul, MN 55164-0945, 800-468-9716.
By order of the Board of Trustees,
/s/ Jeffrey H. Fisher
Jeffrey H. Fisher
Chief Executive Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxypush.com/cldt
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – 1-866-883-3382
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 14, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
˜  Please detach here  ˜

The Board of Trustees recommends that you vote FOR the following:

1. Election of Trustees	01 Edwin B. Brewer	05 Mary Beth Higgins	☐	Vote FOR		☐	Vote WITHHELD
	02 Thomas J. Crocker	06 Robert Perlmutter	all nominees			from all nominees
	03 Jack P. DeBoer	07 Rolf E. Ruhfus	(except as marked)
04 Jeffrey H. Fisher

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends you vote FOR the following:

2. Ratification of selection of independent registered public accountants.			☐	For	☐	Against	☐ Abstain

The Board of Trustees recommends you vote FOR the following:

3. Approval, on an advisory basis, of executive compensation.			☐	For	☐	Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CHATHAM LODGING TRUST
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 15, 2019
9:00 AM
Offices of Chatham Lodging Trust
222 Lakeview Avenue, Suite 200
West Palm Beach, FL 33401

CHATHAM LODGING TRUST 222 Lakeview Avenue, Suite 200 West Palm Beach, FL 33401	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2019.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.
By signing the proxy, you revoke all prior proxies and appoint Dennis Craven and Eric Kentoff, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.